Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Janice K. Henry
Senior Vice President and
Chief Financial Officer
(919) 783-4658
www.martinmarietta.com

MARTIN MARIETTA MATERIALS, INC.
ANNOUNCES THIRD-QUARTER RESULTS
_____________________________________________

NET EARNINGS INCREASE 17 PERCENT

RALEIGH, North Carolina (October 30, 2003) — Martin Marietta Materials, Inc. (NYSE:MLM), today reported financial results for the third quarter and nine months ended September 30, 2003. Third quarter net earnings of $45.5 million, or $0.93 per diluted share, increased 17 percent versus 2002 third quarter net earnings of $38.9 million, or $0.80 per diluted share. Operating cash flow was $26 million, or 30 percent, higher than the prior-year period. During the quarter the company repaid its remaining $34 million in commercial paper and overnight borrowings and ended the quarter with $54 million in cash.

For the quarter, net sales were $450.1 million and earnings from operations were $74.7 million, increases of 8 and 9 percent, respectively, compared with the third quarter of 2002. Earnings were positively affected by increases in shipments in the majority of the Corporation’s markets coupled with pricing increases. Improved operating efficiency favorably affected aggregates production costs resulting in cost per ton declining about 1 percent compared with the prior-year quarter. Other nonoperating income and expenses, net, was income of $1.5 million in 2003 compared with an expense of $0.5 million in the prior year.

MLM Reports Third-Quarter Results

October 30, 2003

Net sales for the first nine months of 2003 increased 3 percent to $1.14 billion compared with $1.10 billion for the year-earlier period. Year-to-date operating earnings were $135.0 million in 2003 versus $148.5 million in 2002. The Company posted an after-tax loss of $0.8 million on discontinued operations in 2003 compared with an after-tax gain of $8.4 million in 2002. The gain in 2002 was primarily related to previously announced divestitures in the Columbus, Ohio, and Culpeper and Spotsylvania, Virginia, areas. Inclusive of the effect of several accounting changes highlighted in the following sections, for the nine-month period ended September 30, 2003, net earnings were $64.3 million, or $1.31 per diluted share, compared with net earnings for the comparable prior-year period of $70.2 million, or $1.44 per diluted share.

MANAGEMENT COMMENTARY:

Stephen P. Zelnak, Jr., Chairman and CEO of Martin Marietta Materials, stated, “We are pleased with our performance in the third quarter. In particular, the efforts we have made in increasing our operating margin and our cash flow were clearly seen in our results. Better weather conditions, particularly in the Southeast, resulted in increased construction activity as our customers initiated backlog projects. Our cash management programs, especially in the areas of inventory control, coupled with higher earnings and the timing of tax payments, were significant contributors to the $26 million increase in operating cash flow. Additionally, our Bahamas facility has maintained the strong shipment levels noted during the second quarter and our other water transport operations provided a significant contribution to our earnings.

"Improved aggregates shipments allowed us to begin to realize the efforts of our cost reduction initiatives in our operating results. Unit production costs for heritage aggregates facilities for the quarter were down about 1 percent when compared with the same period in 2002, despite higher per gallon diesel fuel costs and the continued impact of underabsorption of fixed costs resulting from inventory control. Excluding the effect of acquisitions and divestitures, the aggregates product line gross margin improved 130

MLM Reports Third-Quarter Results

October 30, 2003

basis points while our Aggregates Division reported a 50-basis-point improvement in its gross margin. However, we experienced declining margins in our vertically integrated asphalt products, based on low volumes and high liquid asphalt cost.

“Selling, general and administrative expenses as a percentage of net sales declined during the quarter, despite rising pension and healthcare costs. The management efficiency and overhead cost reduction expected from our recently restructured Aggregates business is being currently realized. We expect overhead savings from the restructuring of approximately $1.5 million in 2003 with full-year 2004 savings anticipated to be about $4 million, which will help in offsetting the pressure of continuing increases in benefits and other costs.

“Our commitment to generate strong cash flow and reduce debt also is evident in the nine-month results. Debt-to-capitalization, net of available cash, was 36% on September 30, 2003, compared with 41% in the prior-year period. In addition to a reduction of $30 million of debt, we also contributed $21 million to our employees’ pension plan, delivering on our commitments to our stakeholders and employees.

“The outlook for the Aggregates business for the remainder of 2003 hinges primarily on weather conditions in the fourth quarter. Assuming moderate conditions, we expect customers to continue to work against backlogs, which should generate positive operating results. We currently expect net earnings for the fourth quarter of 2003 to be in the range of $0.45 to $0.60 per diluted share.

“We continue to be encouraged by the progress of our structural composites technology and products, which offer weight reduction, corrosion resistance and other positive attributes compared with conventional materials. While we are analyzing and testing the use of structural composite materials across a wide variety of applications, we are focused on the production and commercialization of all-composite specialty trailers and composite sandwich flat panels in addition to the composite bridge decks we have already brought

MLM Reports Third-Quarter Results

October 30, 2003

to market. Our Sparta, North Carolina, facility is currently manufacturing specialty trailer subassemblies; full production for both specialty trailers and composite sandwich flat panels is expected to begin in November. In October, we began to receive orders for trailers to be used in the waste industry, and initial prototype specialty trailers should be produced in December. During the third quarter, we continued to assemble the production, sales and management team necessary to ramp up production in the fourth quarter and into 2004, which we expect to be our first full year of production. The start-up costs related to our structural composites business were $1.7 million for the third quarter and $3.3 million year-to-date. We will provide initial financial metrics to evaluate the growth and profitability of the structural composites business with our 2004 outlook.”

OPERATING HIGHLIGHTS:

Net sales for the Aggregates division for the third quarter were $428.1 million, a 7 percent increase over 2002 third quarter sales of $400.0 million. Aggregates volume at heritage locations was up 6 percent while pricing increased 2 percent. Inclusive of acquisitions and divestitures, aggregates pricing increased 2.3 percent and aggregates shipments increased 4.2 percent. The division’s earnings from operations for the quarter were $73.9 million in 2003 versus $67.2 million in the year-earlier period. Year-to-date net sales were $1.07 billion versus $1.04 billion in 2002. Earnings from operations on a year-to-date basis were $132.1 million in 2003 compared with $144.3 million in 2002. For the nine-month period ended September 30, 2003, heritage aggregates volume was essentially flat, while pricing was up 2 percent. Inclusive of acquisitions and divestitures, aggregates shipments decreased 1.2 percent while average selling price increased 2.3 percent.

Magnesia Specialties’ third quarter net sales of $22.0 million increased 23 percent over prior-year net sales of $17.8 million as the Company generated increased sales from strong lime shipments, water treatment products and a new product line for the pulp and paper industry. Earnings from operations for the third quarter were $0.8 million, down

MLM Reports Third-Quarter Results

October 30, 2003

from $1.3 million in the year-earlier period, primarily due to higher natural gas prices. For the first nine months of 2003, net sales were $63.9 million and earnings from operations were $2.9 million compared with net sales of $56.2 million and earnings from operations of $4.2 million for the first nine months of 2002.

ACCOUNTING CHANGES:

The accounting changes include an after-tax charge of $6.9 million, or $0.14 per diluted share, as the cumulative effect of an accounting change related to the adoption of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations (“FAS 143”). In addition, a $1.5 million pretax expense was recorded for the nine months ended September 30, 2003, to reflect the ongoing depreciation and accretion related to FAS 143. The first nine months of 2002 were restated to reflect the charge of $11.5 million, or $0.23 per diluted share, recorded as the cumulative effect of an accounting change related to the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.

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The Company will host an online Web simulcast of its third-quarter 2003 earnings conference call later today (October 30, 2003). The live broadcast of Martin Marietta Materials’ conference call will begin at 2 p.m. Eastern Time today. An online replay will be available approximately two hours following the conclusion of the live broadcast. A link to these events will be available at the Company’s Web site.

For those investors without online web access, the conference call may also be accessed by calling 913-981-5571, confirmation number 799732.

For more information about Martin Marietta, refer to our Web site at www.martinmarietta.com.

MLM Reports Third-Quarter Results

October 30, 2003

Martin Marietta is the nation’s second largest producer of construction aggregates and a leading producer of magnesia-based chemical products used in a wide variety of industries.

MLM Reports Third-Quarter Results

October 30, 2003

If you are interested in Martin Marietta Materials, Inc. stock, management recommends that, at a minimum, you read the Corporation’s current annual report and 10-K, 10-Q and 8-K reports to the SEC over the past year. The Corporation’s recent proxy statement for the annual meeting of shareholders also contains important information. These and other materials that have been filed with the SEC are accessible through the Corporation’s Web site at and are also available at the SEC’s Web site at . You may also write or call the Corporation’s Corporate Secretary, who will provide copies of such reports.

Investors are cautioned that all statements in this press release that relate to the future involve risks and uncertainties, and are based on assumptions that the Corporation believes in good faith are reasonable but which may be materially different from actual results. Forward-looking statements give the investor our expectations or forecasts of future events. You can identify these statements by the fact that they do not relate only to historical or current facts. They may use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words of similar meaning in connection with future events or future operating or financial performance. Any or all of our forward-looking statements here and in other publications may turn out to be wrong.

Factors that the Corporation currently believes could cause actual results to differ materially from the forward-looking statements in this press release include, but are not limited to, business and economic conditions and trends in the markets the Corporation serves; the level and timing of federal and state transportation funding; levels of construction spending in the markets the Corporation serves; unfavorable weather conditions; ability to recognize increased sales and quantifiable savings from internal expansion projects; ability to successfully integrate acquisitions quickly and in a cost-effective manner and achieve anticipated profitability; fuel costs; transportation costs; competition from new or existing competitors; successful development and implementation of the structural composite technological process and strategic products for specific market segments; unanticipated costs or other adverse effects associated with structural composite revenue levels, products pricing, and cost associated with manufacturing ramp-up; the financial strength of the structural composite customers and suppliers; business and economic conditions and trends in the trucking and composites industries in various geographic regions; possible disruption in commercial activities related to terrorist activity and armed conflict, such as reduced end-user purchases relative to expectations; and other risk factors listed from time to time found in the Corporation’s filings with the Securities and Exchange Commission. Other factors besides those listed here may also adversely affect the Corporation, and may be material to the Corporation. The Corporation assumes no obligation to update any such forward-looking statements.

MLM Reports Third-Quarter Results

October 30, 2003

MARTIN MARIETTA MATERIALS, INC.
Unaudited Statement of Earnings
(In millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

				(Restated)
	2003	2002	2003	2002

Net sales	$450.1	$417.8	$1,136.7	$1,100.2
Freight and delivery revenues	61.8	55.2	158.6	147.7

Total revenues	511.9	473.0	1,295.3	1,247.9

Cost of sales	346.0	320.5	910.7	866.9
Freight and delivery costs	61.8	55.2	158.6	147.7

Cost of revenues	407.8	375.7	1,069.3	1,014.6

Gross profit	104.1	97.3	226.0	233.3
Selling, general and administrative expenses	29.6	28.8	88.6	85.2
Research and development	0.2	—	0.4	0.2
Other operating (income) and expenses, net	(0.4)	—	2.0	(0.6)

Earnings from operations	74.7	68.5	135.0	148.5
Interest expense	10.9	11.2	31.9	33.5
Other nonoperating (income) and expenses, net	(1.5)	0.5	(1.2)	9.0

Earnings before taxes on income and cumulative effect of change in accounting principle	65.3	56.8	104.3	106.0
Income tax expense	19.8	18.0	32.3	32.7

Earnings from continuing operations before cumulative effect of change in accounting principle	45.5	38.8	72.0	73.3
Discontinued Operations:
Gain (Loss) on discontinued operations, net of related tax (benefit) expense of $0.0, $0.3, $(0.6) and $11.3, respectively	—	0.1	(0.8)	8.4

Earnings before cumulative effect of change in accounting principle	45.5	38.9	71.2	81.7
Cumulative effect of change in accounting for asset retirement obligations	—	—	(6.9)	—
Cumulative effect of change in accounting for intangible assets	—	—	—	(11.5)

Net Earnings	$45.5	$38.9	$64.3	$70.2

Net earnings per share:
Basic from continuing operations before cumulative effect of change in accounting principle	$0.93	$0.80	$1.47	$1.51
Discontinued operations	—	—	(0.02)	0.17
Cumulative effect of change in accounting principle	—	—	(0.14)	(0.23)

	$0.93	$0.80	$1.31	$1.45

Diluted from continuing operations before cumulative effect of change in accounting principle	$0.93	$0.80	$1.47	$1.50
Discontinued operations	—	—	(0.02)	0.17
Cumulative effect of change in accounting principle	—	—	(0.14)	(0.23)

	$0.93	$0.80	$1.31	$1.44

Dividends per share	$0.18	$0.15	$0.51	$0.43

Average number of shares outstanding:
Basic	48.9	48.8	48.9	48.7

Diluted	49.2	49.0	49.1	48.8

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MLM Reports Third-Quarter Results

October 30, 2003

MARTIN MARIETTA MATERIALS, INC.
Unaudited Financial Highlights
(In millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2003	2002	2003	2002

Net sales:
Aggregates	$428.1	$400.0	$1,072.8	$1,044.0
Magnesia Specialties	22.0	17.8	63.9	56.2

Total	$450.1	$417.8	$1,136.7	$1,100.2

Gross profit:
Aggregates	$101.5	$94.5	$217.6	$224.4
Magnesia Specialties	2.6	2.8	8.4	8.9

Total	$104.1	$97.3	$226.0	$233.3

Selling, general, and administrative expenses:
Aggregates	$27.8	$27.4	$83.3	$80.7
Magnesia Specialties	1.8	1.4	5.3	4.5

Total	$29.6	$28.8	$88.6	$85.2

Earnings from operations:
Aggregates	$73.9	$67.2	$132.1	$144.3
Magnesia Specialties	0.8	1.3	2.9	4.2

Total	$74.7	$68.5	$135.0	$148.5

Depreciation	$32.4	$31.2	$94.9	$93.5
Depletion	1.5	1.6	4.0	4.5
Amortization	1.9	1.8	4.9	5.0

	$35.8	$34.6	$103.8	$103.0

Earnings Before Interest, Income Taxes, Depreciation, Depletion and Amortization (EBITDA) (1)	$111.9	$103.1	$238.6	$262.3

(1)	EBITDA is a widely accepted financial indicator of a company’s ability to service and/or incur indebtedness. EBITDA is not defined by generally accepted accounting principles and, as such, should not be construed as an alternative to net income or operating cash flow. EBITDA includes the noncash charge for the cumulative effect of changes in accounting principles. For further information on EBITDA, refer to the Corporation’s Web site at www.martinmarietta.com.

A reconciliation of Net Cash Provided by Operating Activities to EBITDA is as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2003	2002	2003	2002

Net Cash Provided by Operating Activities	$110.4	$84.7	$171.4	$132.4
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures	(30.4)	(11.3)	3.6	29.9
Other items, net	1.2	0.2	—	22.5
Income tax expense (benefit):
Continuing Operations	19.8	18.0	32.3	32.7
Discontinued Operations	—	0.3	(0.6)	11.3
Interest expense	10.9	11.2	31.9	33.5

EBITDA	$111.9	$103.1	$238.6	$262.3

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MLM Reports Third-Quarter Results

October 30, 2003

MARTIN MARIETTA MATERIALS, INC.
Balance Sheet Data
(In millions)

	September 30,	December 31,
	2003	2002

	(Unaudited)
ASSETS
Cash and cash equivalents	$53.6	$—
Accounts receivable, net	312.8	232.9
Inventories, net	212.7	239.7
Other current assets	33.3	53.5
Property, plant and equipment, net	1,046.3	1,067.6
Other noncurrent assets	65.1	55.4
Intangible assets, net	607.4	609.4

Total assets	$2,331.2	$2,258.5

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current maturities of long-term debt	$1.2	$11.4
Other current liabilities	205.8	186.4
Long-term debt and commercial paper (excluding current maturities)	719.8	733.5
Other noncurrent liabilities	281.4	244.2
Shareholders’ equity	1,123.0	1,083.0

Total liabilities and shareholders’ equity	$2,331.2	$2,258.5

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MLM Reports Third-Quarter Results

October 30, 2003

MARTIN MARIETTA MATERIALS, INC.
Unaudited Statement of Cash Flows
(In millions)

	Nine Months Ended
	September 30,

		(Restated)
	2003	2002

Net earnings	$64.3	$70.2
Cumulative effect of change in accounting principle	6.9	11.5

Earnings before cumulative effect of change in accounting principle	71.2	81.7
Adjustments to reconcile earnings to cash provided by operating activities:
Depreciation, depletion and amortization	103.8	103.0
Other items, net	—	(22.5)
Changes in operating assets and liabilities:
Deferred income taxes	12.2	18.4
Accounts receivable, net	(78.3)	(64.7)
Inventories, net	21.9	(14.1)
Accounts payable	10.2	1.0
Other assets and liabilities, net	30.4	29.6

Net cash provided by operating activities	171.4	132.4

Investing activities:
Additions to property, plant and equipment	(82.4)	(109.3)
Acquisitions, net	(8.5)	(48.6)
Divestitures and other investing activities, net	14.9	86.7

Net cash used for investing activities	(76.0)	(71.2)

Financing activities:
Net principal repayments of long-term debt	(23.8)	(38.6)
Termination of interest rate swaps	12.6	—
Dividends paid	(24.9)	(21.0)
Loans payable	(5.7)	2.4
Issuance of common stock	0.3	0.7

Net cash used for financing activities	(41.5)	(56.5)

Net increase in cash and cash equivalents	53.9	4.7
(Bank overdraft) cash and cash equivalents, beginning of period	(0.3)	1.4

Cash and cash equivalents, end of period	$53.6	$6.1

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MLM Reports Third-Quarter Results

October 30, 2003

MARTIN MARIETTA MATERIALS, INC.
Unaudited Operational Highlights

	Three Months Ended		Nine Months Ended
	September 30, 2003		September 30, 2003

	Volume	Pricing	Volume	Pricing

Volume/Pricing Variance(1)
Heritage Aggregates Operations(2)	6.0%	2.0%	0.2%	1.9%
Aggregates Division(3)	4.2%	2.3%	(1.2%)	2.3%

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2003	2002	2003	2002

Shipments (tons in thousands)
Heritage Aggregates Operations(2)	54,891	51,794	137,241	136,945
Acquisitions	1,468	1,528	4,128	2,035
Divestitures(4)	346	1,104	1,179	5,246

Aggregates Division(3)	56,705	54,426	142,548	144,226

(1)	Volume/pricing variances reflect the percentage increase (decrease) from the comparable period in the prior year.

(2)	Heritage Aggregates operations exclude acquisitions that have not been included in prior-year operations for a full year and divestitures.

(3)	Aggregates division includes all acquisitions from the date of acquisition and divestitures through the date of disposal.

(4)	Divestitures include the tons related to divested operations up to the date of divestiture.

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